Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

MANHATTAN ASSOCIATES, INC.

Pursuant to the provisions of Section 14-2-1006 of the Georgia Business Corporation Code (the “Code”), the undersigned, Manhattan Associates, Inc., a Georgia corporation (the “Corporation”), delivers these Articles of Amendment to its Articles of Incorporation to the Secretary of State of Georgia for filing.

1. The name of the Corporation is Manhattan Associates, Inc.

2. The Articles of Incorporation are amended by deleting Article Two in its entirety and inserting in lieu thereof the following:

“Article Two

The Corporation shall have authority, exercisable by its Board of Directors, to issue up to 200,000,000 shares of common stock, $.01 par value per share (“Common Stock”), and 20,000,000 shares of preferred stock, no par value per share (“Preferred Stock”), any part or all of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors, in such series and with such preferences, limitations and relative rights as may be determined by the Board of Directors.”

3. The adoption of the foregoing amendment was duly recommended by the Board of Directors of the Corporation to the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Code on January 30, 2014.

4. The foregoing amendment was duly approved and adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Code on May 15, 2014.

5. The foregoing amendment shall become effective upon filing with the Secretary of State of Georgia.

(Remainder of Page Left Blank, Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation of Manhattan Associates, Inc. this 15th day of May, 2014.

MANHATTAN ASSOCIATES, INC.

By:	/s/ Bruce S. Richards, Secretary
Bruce S. Richards, Secretary